Exhibit 4.7

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance August 28, 2026	Expiration Date June 14, 2031
DOXIMITY, INC.
WARRANT TO PURCHASE SHARES OF CLASS A COMMON STOCK
In consideration for the services to be performed by U.S. News & World Report, L.P. (“U.S. News”) pursuant to that certain Sales Representative Agreement between Doximity, Inc. (the “Company”) and U.S. News, dated as of April 11, 2018, as amended, related to certain shared marketing activities (the “Agreement”), the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to U.S. News or its assigns (the “Holder”) by the Company.
1. Purchase of Shares.
(a) Number of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to 430,000 fully paid and nonassessable shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”).
(b) Exercise Price. The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $0.01 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.
2. Exercise Period. The Shares issuable upon exercise of this Warrant shall vest and become exercisable, in whole or in part, as follows: 1/60th of the Shares shall vest and become exercisable on April 1, 2027 and l/60th of the Shares shall vest and become exercisable on the first day of each month thereafter, provided that (a) the Agreement has not terminated and remains in effect as of each such vesting date and (b) no Shares may be exercised after 5:00 p.m. Pacific Time on the Expiration Date set forth above. Notwithstanding the foregoing, immediately prior to the closing of a Change of Control Transaction, as such term is defined in the Company’s current Amended and Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware (a “CoC Transaction”), this Warrant shall automatically, and without any payment by the Holder or any other action required on the part of the Holder, be deemed exercised in full for all Shares, on a net exercise basis pursuant to Section 4, unless Holder shall earlier provide written notice to the Company that the Holder desires to exercise this Warrant by a method described in Section 3(a). In such event, the fair market value of one Share shall mean the fair market value of the consideration to be received by a stockholder in exchange for one share of the same series and class as the Shares in connection with such CoC Transaction. The Company will take all actions reasonably requested by the Holder to effectuate the net issue exercise pursuant to this section.
3. Method of Exercise.
(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:
(i) a duly executed copy of the Notice of Exercise attached hereto (“Exercise Notice”), to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and
(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.
(b) Upon exercise of this Warrant, the Company shall cause the Shares purchased hereunder to be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by electronic book entry, registered in the Transfer Agent’s share register in the name of the Holder or its designee, for the number of Shares to which the Holder is entitled pursuant to such exercise by two (2) Trading Days after the delivery to the Company of the Exercise Notice, and, in the case of a cash exercise, subject to the Company’s receipt of the aggregate Exercise Price. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within two (2) Trading Days following delivery of the Exercise Notice. At or prior to date of delivery of the Shares, the Holder shall deliver to the Company, in form and substance requested by the Company, any information, certifications, instruments or other documentation reasonably requested by the Company or the Transfer Agent and reasonably necessary to effect the issuance of the Shares to the Holder in book-entry form, including any customary transfer agent forms, taxpayer identification information and account or delivery instructions. As used herein, “Trading Day” means a day on which the Principal Trading Market is open for trading and “Principal Trading Market” means the trading market on which the Common Stock, or any successor security thereto, is primarily listed and quoted for trading, and which, as of the Date of Issuance is the New York Stock Exchange.
(c) Execution and delivery of an Exercise Notice with respect to less than all of the Shares underlying this Warrant shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Shares shall have the same effect as cancellation of the original Warrant after delivery of the Shares in accordance with the terms hereof.
(d) The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates, and any other persons whose beneficial ownership of the shares of Common Stock would or could be aggregated with the Holder’s for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution

Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Notice shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers an Exercise Notice that such Exercise Notice has not violated the restrictions set forth in this paragraph, and the Company shall have no obligation to verify or confirm the accuracy of such determination (other than to the extent that the information on the number of outstanding shares of Common Stock is provided by the Company, either directly or through one or more public filings relied upon by the Holder). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). Upon the written request of a Holder, the Company shall within one (1) Trading Day confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The Holder shall disclose to the Company the number of shares of Common Stock that it, together with the Attribution Parties holds and/or beneficially owns and has the right to acquire through the exercise of derivative securities and any limitations on exercise or conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting an Exercise Notice for the relevant Warrant. If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s, together with the Attribution Parties’, beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Beneficial Ownership Limitation, the Holder must notify the Company of a reduced number of Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and the Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder, together with the Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Beneficial

Ownership Limitation of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s, together with the Attribution Parties’, aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(d), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 3(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. “Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person, it being understood for purposes of this definition that “control” of a person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such person or direct or cause the direction of the management and policies of such person whether by contract or otherwise.
4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

X = Y (A-B)
A
Where
X = The number of Shares to be issued to the Holder.
Y = The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation).
A = The fair market value of one (1) Share (at the date of such calculation).
B = The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Warrant, including this Section 4, the fair market value of a Share shall mean (a) if the Common Stock is traded on a U.S. national securities exchange, then the fair market value shall be deemed to be the closing sale price on such exchange on the applicable date of valuation; and (b) if the Common Stock is not traded on any national securities exchange nor quoted on any market quotation system, then the fair market value shall be the value as determined in good faith by the Company’s Board of Directors upon a review of relevant factors, including recent sales of the Company’s securities and the then current valuation determined for purposes of Section 409A of the Internal Revenue Code.
5. Withholding Taxes. In the event that the Company determines that it is required to withhold any tax (including without limitation any income tax, social insurance contributions, payroll tax, payment on account or other tax-related items arising (the “Tax-Related Items”)) as a result of the grant, vesting or exercise of this Warrant, or as a result of the vesting or transfer of shares acquired upon exercise of this Warrant, the Holder, as a condition of this Warrant, shall make arrangements satisfactory to the Company to enable it to satisfy all Tax-Related Items. The Holder acknowledges that the responsibility for all Tax-Related Items is the Holder’s and may exceed the amount actually withheld by the Company (or its affiliate or agent).
6. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:
(a) Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.
(b) Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The Company has authorized and reserved sufficient shares of Common Stock to allow for the exercise of this Warrant.
7. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:
(a) Authorization. Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(b) Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c) Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.
(d) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.
(e) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
(f) Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Securities Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Securities Act.
(g) Transfers. Subject to compliance with the terms and conditions of this Section 7(g), this Warrant (and the Shares issuable upon exercise) and all rights hereunder are transferable, without charge to the Holder (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant and:
(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(ii) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company (it being agreed that the Holder’s in-house counsel may prepare and deliver such opinion and that such opinion), that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transfers to an affiliate of the Holder except in extraordinary circumstances.
(h) Legends. It is understood that the Securities may bear the following legend:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT

REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”
8. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its preferred stock or Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.
(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event may the Exercise Price be adjusted below the par value of the shares of Common Stock then in effect.
(d) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.
9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.
10. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

11. Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that the Holder shall not offer, sell, assign, transfer, pledge or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except, in the case of any Shares, under circumstances that will not result in a violation of the Securities Act. All Shares issued upon exercise of this Warrant shall be stamped or imprinted with a legend in substantially the following form:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”
12. Legend Removal. If the Holder has resold the Shares, pursuant to Rule 144 or pursuant to any other available exemption from registration under the Securities Act, the Holder shall concurrently (a) send a confirmation to the Company and the Transfer Agent setting forth the number of such Shares that have been so resold, the manner of such resales, the purchasers to whom the shares have been sold and the date of such resale and (b) deliver to the Company, the Transfer Agent and counsel to the Company a customary seller’s representation letter and broker’s representation letter in form and substance reasonably acceptable to the Company and its legal counsel confirming the resale of such Shares in the manner described above, together with any other documentation reasonably required by the Transfer Agent and/or the Depository Trust Company and, if applicable and requested by the Company, a legal opinion of the Holder’s counsel that the sale of such Shares did not require registration under the Securities Act, in a form and substance reasonably satisfactory to the Company and its legal counsel (the “Resale Deliverables”). The Company and the Holder hereby acknowledge that, if and when the Holder has (i) resold the Shares pursuant to Rule 144 or other available exemption from registration under the Securities Act and (ii) delivered the Resale Deliverables, the Company shall instruct the Transfer Agent to cause such shares to be credited to accounts designated by the Holder for the persons who purchased such Shares from the Holder. Upon the written request by the Holder to the Company if, at the time of such request, such Holder (i) is not, and has not been during the preceding three months, an affiliate of the Company and (ii) has held the portion of the Shares subject to such request for at least six months as determined in accordance with Rule 144, and at such time no other requirements would need to be satisfied in order for the Holder to sell the Shares under Rule 144, the Company shall, no later than two (2) Trading Days following the delivery by such Holder to the Transfer Agent of one or more legended certificates or book-entry statements representing such Shares issued to such Holder together with such other documentation from such Holder and its designated broker as the Transfer Agent or the Company deems necessary and appropriate, authorize the Transfer Agent to remove the Securities Act restrictive legend (and any stop transfer instructions placed against transfer of any such Shares) affixed to the portion of such Shares for which all conditions to such Holder’s ability to resell under Rule 144 have then been satisfied. The Holder, or if the Transfer Agent requires, the Company, shall provide such opinions of counsel or such other evidence reasonably requested by the Transfer Agent in connection with the removal of legends pursuant to this Section 12.

13. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.
14. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.
15. Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.
17. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 17):
If to the Company:
Doximity, Inc.
500 Third Street,
Suite 510 San Francisco, CA 94107
If to Holder:
At the address shown on the signature page hereto.
18. Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
19. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
20. Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the

Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.
21. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

DOXIMITY, INC.
By: /s/ Matt Sonefeldt
Name: Matt Sonefeldt
Title: Chief Financial Officer
ACKNOWLEDGED AND AGREED:
HOLDER
By: /s/ Neil Maheshwari
Name: Neil Maheshwari
Title: Chief Operating Officer and Chief Financial Officer
Address:
U.S. News & World Report, L.P.
99 Wood Avenue South, Suite 1002
Iselin, NJ 08830
Attention: Chief Operating Officer/Chief Financial Officer
E-mail: nmaheshwari@usnews.com
with a copy to:
U.S. News & World Report, L.P.
129 West 29th Street, 11th Floor
New York, NY 10001
Attention; Senior VP, Strategic Development & General Counsel
E-mail: pdwoskin@usnews.com

NOTICE OF EXERCISE
DOXIMITY, INC.
Attention: Corporate Secretary
The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:
☐ shares of Class A Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.
☐ Net Exercise the attached Warrant with respect to __________ Shares.
The undersigned hereby represents and warrants that Representations and Warranties in Section 7 hereof are true and correct as of the date hereof.
HOLDER:
Date:                         By:
Address:

Name in which shares should be registered: